UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

VWR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36673	26-0237871
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(Address of Principal executive offices, including Zip Code)

(610) 386-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 31, 2014, the underwriters in VWR Corporation’s (the “Company”) initial public offering exercised their option (the “Additional Sale”) to purchase an additional 3,826,700 shares of common stock, at the public offering price of $21.00 per share, granted to them in connection with the initial public offering. The Additional Sale is expected to close on November 5, 2014, and the Company will receive incremental gross and net proceeds of approximately $80.4 million and $75.9 million, respectively. The Company intends to use the incremental net proceeds from the Additional Sale first to redeem its outstanding 10.75% Senior Subordinated Notes due 2017 (the “2017 Notes”), then to repay any borrowings outstanding under its multi-currency revolving loan facility and finally to repay borrowings under its accounts receivable securitization facility.

On October 31, 2014, the Company’s wholly-owned subsidiary, VWR Funding, Inc. (“VWR Funding”), issued a notice of redemption to holders of the 2017 Notes that VWR Funding will redeem all of its outstanding 2017 Notes on December 3, 2014 (the “Redemption Date”) using proceeds from the Additional Sale. The redemption price for the 2017 Notes will be 100% of the principal amount of the 2017 Notes, plus accrued and unpaid interest thereon to the Redemption Date (the “Redemption Price”), in accordance with the provisions of the indenture governing the 2017 Notes. The notice of redemption was conditioned upon the completion of the Additional Sale, referred to as the “Financing Condition.” VWR Funding reserves the right to waive any or all components of the Financing Condition in its sole discretion. In VWR Funding’s discretion, the Redemption Date may not occur or the notice of the redemption may be rescinded or be amended to (i) delay the Redemption Date in the event that the Financing Condition shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

Item 8.01. Other Events.

The information set forth in Item 2.04 with respect to the Additional Sale is incorporated by reference into this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR CORPORATION

/s/ Douglas J. Pitts
Date: October 31, 2014	Name:	Douglas J. Pitts
	Title:	Vice President and Corporate Controller